EXHIBIT 99.1

US Ecology Announces Fourth Quarter and Full Year 2019 Results and 2020 Business Outlook

FOURTH QUARTER HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $231.3 million, up 47%, including $70.2 million for two months of NRC
  Base Business growth of 5%; Event Business growth of 12%, excluding NRC
  Field and Industrial Services revenue down 3%, excluding NRC, offset by margin expansion
  Net loss of $3.5 million, or $0.12 per diluted share, includes $15.9 million of business development and integration expenses, net of tax
  Adjusted earnings per diluted share of $0.38
  Adjusted EBITDA of $46.2 million, up 40%
  NRC contributed adjusted EBITDA of approximately $8.5 million
  Recognized $2.1 million of business interruption proceeds associated with our Grand View, Idaho facility

FULL YEAR HIGHLIGHTS COMPARED TO PRIOR YEAR:

  Revenue of $685.5 million, up 21%, including $70.2 million for two months of NRC
  Base Business growth of 8%; Event Business growth of 19%, excluding NRC
  Field and Industrial Services revenue growth of 6%, excluding NRC
  Net income of $33.1 million, or $1.40 per diluted share, includes $22.0 million of business development and integration expenses, net of tax
  Adjusted earnings per diluted share of $1.96, including approximately $0.12 per diluted share (or $2.8 million, after tax) for intangible asset amortization related to the NRC acquisition
  Adjusted EBITDA of $149.4 million, up 19%

2020 BUSINESS OUTLOOK:

  Adjusted EBITDA expected to range from $230 million to $250 million
  Adjusted diluted earnings per share expected to range from $1.65 to $2.12
  Capital expenditures expected to range from $90 million to $95 million
  Adjusted free cash flow expected to range from $81 million to $106 million

BOISE, Idaho, Feb. 26, 2020 (GLOBE NEWSWIRE) -- US Ecology, Inc. (NASDAQ-GS: ECOL) (“US Ecology” or “the Company”) today reported total revenue of $231.3 million and a net loss of $3.5 million, or $0.12 per diluted share, for the quarter ended December 31, 2019.  Adjusted earnings per diluted share, as defined in Exhibit A of this release, was $0.38 per diluted share in the fourth quarter of 2019, down 37% from the quarter ended December 31, 2018.  On November 1, 2019, US Ecology completed its acquisition of NRC Group Holdings, Inc. (“NRC”) and fourth quarter 2019 and full year results presented include two months of NRC operations.

“The legacy US Ecology business ended the year on a strong note, showing growth across multiple verticals and business lines,” commented Chairman and Chief Executive Officer, Jeff Feeler.  “Our base business grew 5% during the quarter, in line with our expectations, while our Event Business increased by 12% over the fourth quarter last year.  Revenue for the FIS business, excluding NRC, was down 3% in the fourth quarter driven by continued softness in the total waste management and industrial services business lines.  Margin expansion, however, more than offset these headwinds. Results for NRC during our first two months of ownership came in below our expectations driven by continued softness in the energy waste disposal services business and a slower than expected fourth quarter.”

As a result of our acquisition of NRC on November 1, 2019, we have updated our two business segments to reflect the addition of NRC as follows:

Environmental Services (“ES”) - This segment includes the NRC energy waste disposal services business (formerly known as Sprint Energy) as well as US Ecology’s legacy treatment and disposal facilities.  It provides diversified waste services including transportation, recycling, treatment and disposal of hazardous and non-hazardous waste at Company-owned or operated landfill, wastewater and other treatment facilities.

Field & Industrial Services (“FIS”) - This segment includes the remainder of the NRC business, excluding the energy waste disposal services as described above, as well as the legacy US Ecology field and industrial services business. It provides waste packaging, collection and total waste management solutions at customer sites and through our 10-day transfer facilities as well as emergency response and spill cleanup services, standby services, on-site management, waste characterization, transportation and disposal of non-hazardous and hazardous waste.  This segment also provides specialty services such as high-pressure and chemical cleaning, centrifuge and materials processing, tank cleaning, decontamination, remediation and other services to commercial and industrial facilities and government entities.

Total revenue for the fourth quarter of 2019 of $231.3 million was up 47% from $157.5 million in the same quarter last year.  Revenue for the fourth quarter of 2019 includes $70.2 million from NRC for our two months of ownership. Revenue for the ES segment was $125.7 million for the fourth quarter of 2019, up 16% from $108.1 million in the fourth quarter of 2018. Revenue for the FIS segment was $105.5 million for the fourth quarter of 2019, up 113% from $49.5 million in the same period of 2018.

NRC contributed $12.5 million to ES segment revenue in 2019 for our two months of ownership. Excluding the NRC contribution, ES segment revenue increased 5%, attributable to 8% growth in treatment and disposal (“T&D”) revenue, partially offset by a 5% decrease in transportation revenue compared to the fourth quarter of 2018.

FIS segment revenue benefitted from a $57.7 million contribution from NRC.  Excluding NRC, FIS segment revenue declined approximately 3% in the fourth quarter of 2019 compared to the fourth quarter of 2018.  The decrease was primarily the result of lower industrial services and total waste management service revenue, partially offset by increased revenue in our remediation, small quantity generation and emergency response service lines.

Gross profit for the fourth quarter of 2019 was $68.5 million, up 50% from $45.7 million in the same quarter last year.  Gross profit for the ES segment was $50.8 million in the fourth quarter of 2019 and included $3.8 million from NRC, up from $39.2 million in the same quarter of 2018.  T&D gross margin for the ES segment was 45% for the fourth quarter of 2019.  Excluding NRC, T&D gross margin for the ES segment was 47% in the fourth quarter of 2019 compared with 43% in the fourth quarter of 2018. The increase was partially attributable to $2.1 million in business interruption insurance recoveries recorded in the fourth quarter of 2019 related to the incident at our Grand View, Idaho facility in the fourth quarter of 2018. Gross profit for the FIS segment in the fourth quarter of 2019 was $17.6 million and included $10.2 million from NRC. Excluding NRC, our FIS segment gross profit grew 15% over the $6.5 million of gross profit in the fourth quarter of 2018. FIS segment gross margin for the fourth quarter of 2019 was 17%, 16% excluding NRC, compared to 13% in the fourth quarter of 2018 driven primarily by a more favorable service mix.

Selling, general and administrative (“SG&A”) expense for the fourth quarter of 2019 was $63.4 million compared with $25.3 million in the same quarter last year. The increase was primarily due to $19.5 million in business development and integration expenses, the majority of which related to the NRC acquisition, and $15.6 million of NRC SG&A for the two months of ownership. The remaining increase is primarily due to higher incentive compensation and labor costs in the fourth quarter of 2019 compared to the fourth quarter of 2018.

Operating income for the fourth quarter of 2019 was $5.0 million compared to $20.4 million in the fourth quarter of 2018. The operating income decline reflects the $19.5 million of business development and integration costs as well as operating losses from NRC in the two months of our ownership.

Net interest expense for the fourth quarter of 2019 was $7.7 million, up from $3.2 million in the fourth quarter of 2018 primarily resulting from the NRC acquisition, which resulted in increased debt levels.

The Company’s consolidated effective income tax rate for the fourth quarter of 2019 was approximately 27.3% when excluding the impact of business development and integration expenses associated with the NRC acquisition that are partially non-deductible, compared to 23.0% in the fourth quarter of 2018.  Additionally, in the fourth quarter of 2018 our effective income tax rate was lower as a result of the implementation of tax planning strategies and associated one-time tax benefits.

Net loss for the fourth quarter of 2019 was $3.5 million, or $0.12 per diluted share, compared to net income of $13.7 million, or $0.62 per diluted share, in the fourth quarter of 2018. A significant portion of the decrease in net income and diluted earnings per share compared to the fourth quarter of 2018 relates to increased business development and integration expenses. Adjusted earnings per diluted share was $0.38 per diluted share in the fourth quarter of 2019 and reflects the dilutive effect of the additional shares issued in conjunction with the NRC acquisition on November 1, 2019.  This compares to $0.60 per diluted share in the fourth quarter of 2018.

Adjusted EBITDA for the fourth quarter of 2019 was $46.2 million, up 40% from $33.1 million in the same period last year.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2019 RESULTS

Total revenue for 2019 grew 21% to $685.5 million compared to $565.9 million in 2018. Revenue for 2019 includes $70.2 million from NRC for our two months of ownership. ES segment revenue was $453.1 million for 2019 compared to $400.7 million in 2018.  The increase in ES segment revenue includes $12.5 million of revenue from NRC operations for our two months of ownership in 2019.  Excluding NRC operations, ES revenues increased 10% in 2019 driven by a 12% increase in treatment and disposal (“T&D”) revenue as well as a 1% increase in transportation revenue compared to 2018.

FIS segment revenue was $232.4 million in 2019, up from $165.3 million in 2018.  The increase in FIS segment revenue includes $57.7 million from the NRC acquisition.  Excluding NRC, FIS segment revenue increased 6% in 2019 compared to 2018 driven by higher transportation and logistics revenues, growth in our emergency response business line and higher revenue from our Small Quantity Generation business line. These increases were partially offset by lower revenue from our total waste management and industrial services business lines.

Gross profit for 2019 was $209.8 million, up 23% from $170.1 million last year. Gross profit for the ES segment was $174.8 million and included $3.8 million from NRC, up from $147.5 million in 2018. T&D gross margin for the ES segment was 44% for 2019 compared to 42% in 2018.  Excluding NRC, T&D gross margin for the ES segment was 45% in 2019.  ES gross profit for 2019 includes $7.0 million in business interruption insurance recoveries for lost profits related to hurricane damage at our Robstown, Texas facility in 2017 and the incident at our Grand View, Idaho facility in the fourth quarter of 2018.

FIS segment gross profit was $35.0 million in 2019 and included $10.2 million from NRC. This compares to gross profit of $22.6 million in 2018, representing year-over-year improvement of 10% when excluding NRC. FIS segment gross margin was 14% in both 2019 and 2018, excluding NRC.

SG&A expense for 2019 was $141.1 million compared with $92.3 million in 2018. The increase was primarily due to $26.2 million in business development and integration expenses, the majority of which related to the NRC acquisition, and $15.6 million of NRC SG&A expenses for our ownership period. The remaining increase related to higher incentive compensation and labor costs in 2019 compared to 2018.

Operating income was $68.7 million for 2019, down 7% from $74.1 million in 2018.  Operating income was negatively impacted by business development and integration costs from the NRC acquisition in 2019.  Operating income for 2018 was unfavorably impacted by a $3.7 million non-cash goodwill and intangible asset impairment charge.

Net interest expense for 2019 was $18.6 million, up from $11.9 million in 2018 reflecting higher debt levels primarily resulting from the NRC acquisition.

The Company’s consolidated effective income tax rate for 2019 was approximately 27.3% when excluding the impact of business development and integration expenses that are partially non-deductible, compared to 23.5% in 2018,.  Additionally, in 2018 our effective income tax rate was lower resulting from the implementation of tax planning strategies and associated one-time tax benefits.

Net income was $33.1 million, or $1.40 per diluted share, in 2019 compared to $49.6 million, or $2.25 per diluted share, in 2018. Adjusted earnings per diluted share was $1.96 for 2019 compared to $2.27 for 2018. Adjusted EBITDA was $149.4 million in 2019, up 19% from $125.1 million in 2018.  Adjusted earnings per diluted share for 2019 includes approximately $0.12 per diluted share or ($2.8 million, after tax) for intangible asset amortization related to the NRC acquisition.

Reconciliations of earnings per diluted share to adjusted earnings per diluted share and net income to adjusted EBITDA are attached as Exhibit A to this release.

2020 OUTLOOK
“2019 saw continued momentum in our business fundamentals and strong execution on our short and long-term initiatives, leading to solid financial results and operational performance,” commented Feeler.  “Our success came on the heels of the challenges our organization faced as we entered 2019 with our Grand View facility nonoperational after the tragic event at the end of 2018.”

“Looking out to 2020, we see continued momentum in our core legacy US Ecology business contributing to strong expected financial performance and growth in revenue and adjusted EBITDA.  In our Environmental Services segment, we look for continued Base Business growth in a range of 3 - 5 percent.  Our Event Business pipeline also looks strong, with solid projects that we expect will replace completed 2019 projects and lead to single-digit growth in this revenue stream.  Our Field and Industrial services segment is expected to produce solid growth, driven by our Small Quantity Generation service line where we will be implementing new contracts that were secured in 2019 in our retail and lab pack business.”

“Further, we expect to benefit from additional growth opportunities from the NRC acquisition as a result of NRC’s leading emergency and spill response, standby response, industrial services and waste management services and providing key landfill disposal, wastewater treatment services and other field services to the upstream energy markets.  We continue to be excited about the synergistic opportunities of bringing these two great companies together and the ability to generate accretive adjusted free cash flow in 2020,” Feeler concluded.

Based on current business conditions, management expects 2020 revenue to range from $1.05 billion to $1.15 billion.  The NRC business is expected to contribute approximately $445 million of revenue at the midpoint of our revenue range.  Revenue for the ES segment is expected to be between $537 million and $588 million and FIS segment revenue is expected to be between $513 million and $562 million.

Management expects adjusted EBITDA to range from $230 million to $250 million in 2020, with NRC expected to contribute $91.0 million of adjusted EBITDA at the midpoint of our guidance range and including approximately $7.2 million of net synergies. Adjusted earnings per diluted share is expected to range from $1.65 to $2.12 and reflects approximately $0.53 per diluted share (approximately $16.7 million, net of tax) of amortization of intangible assets related to the NRC acquisition.  Cash earnings per diluted share is expected to range from $2.45 to $2.92 in 2020.

We anticipate our consolidated effective tax rate for 2019 to be between 27% and 28%.

The following table reconciles our projected net income to our adjusted EBITDA guidance range:

	For the Year Ending December 31, 2020
(in thousands)	Low	High

Net Income	$48,597	$63,283
Income tax expense	17,586	22,900
Interest expense	33,600	33,600
Interest income	(2)	(2)
Other income	(342)	(342)
Depreciation and amortization of plant and equipment	80,155	80,155
Amortization of intangible assets	34,420	34,420
Accretion and non-cash adjustments of closure & post-closure obligations	4,279	4,279
Business Development & Integration Expense	5,500	5,500
Stock-based compensation	6,207	6,207
Adjusted EBITDA	$230,000	$250,000

The following table reconciles our projected earnings per diluted share to projected adjusted earnings per diluted share and to cash earnings per diluted share:

	For the Year Ending December 31, 2020
	Low	High

Earnings per diluted share	$1.53	$2.00

Adjustments:
Plus: Business development & integration expenses	0.12	0.12

As Adjusted	$1.65	$2.12

Plus: projected amortization of Intangible assets	0.80	0.80

Projected cash earnings per diluted share	$2.45	$2.92

Shares used in earnings per diluted share calculation	31,700	31,700

Our adjusted EBITDA and earnings per share guidance excludes foreign currency translation gains or losses.

2019 capital spending is estimated to range from $90 million to $95 million. This amount includes approximately $7.4 million of capital spending we plan to incur in rebuilding the treatment building at our Grand View location, much of which has already been recovered through insurance in 2019.

Factoring in the above guidance, we anticipate strong adjusted free cash flow generation of approximately $81 million to $106 million in 2020 compared to $47.5 million in 2019.  Adjusted free cash flow excludes business development and integration expenses, capital spending for the Grand View, Idaho facility rebuild and synergy related capital expenditures. The definition of adjusted free cash flow and a reconciliation of net cash provided by operating activities to adjusted free cash flow is included in Exhibit A of this release.

DIVIDEND

On January 2, 2020, the Company declared a quarterly dividend of $0.18 per common share for stockholders of record on January 17, 2020. The $5.7 million dividend was paid on January 24, 2020.

CONFERENCE CALL

US Ecology, Inc. will hold an investor conference call on Thursday, February 27, 2020 at 10:00 a.m. Eastern Standard Time (8:00 a.m. Mountain Standard Time) to discuss these results and its current financial position and business outlook. Questions will be invited after management’s presentation. Interested parties can access the conference call by dialing 800-353-6461 or 334-323-05013. The conference call will also be broadcast live on our website at www.usecology.com. An audio replay will be available through March 5, 2020 by calling 888-203-1112 or 719-457-0820 and using the passcode 3087722.  The replay will also be accessible on our website at www.usecology.com.

ABOUT US ECOLOGY, INC.

US Ecology, Inc. is a leading provider of environmental services to commercial and government entities. The company addresses the complex waste management and response needs of its customers offering treatment, disposal and recycling of hazardous, non-hazardous and radioactive waste, leading emergency response and standby services, and a wide range of complementary field and industrial services. US Ecology’s focus on safety, environmental compliance, and best-in-class customer service enables us to effectively meet the needs of US Ecology’s customers and to build long lasting relationships. US Ecology has been protecting the environment since 1952. For more information, visit www.usecology.com.

Forward looking statements are only predictions and are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based on currently available information. Important assumptions include, among others, those regarding demand for the Company’s services, expansion of service offerings geographically or through new or expanded service lines, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward looking statements also involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward looking statement. Many of these factors are beyond our ability to control or predict. Such factors include the integration of NRC’s operations, the loss or failure to renew significant contracts, competition in our markets, adverse economic conditions, our compliance with applicable laws and regulations, potential liability in connection with providing oil spill response services and waste disposal services, the effect of existing or future laws and regulations related to greenhouse gases and climate change, the effect of our failure to comply with U.S. or foreign anti-bribery laws, the effect of compliance with laws and regulations, an accident at one of our facilities, incidents arising out of the handling of dangerous substances, our failure to maintain an acceptable safety record, our ability to perform under required contracts, limitations on our available cash flow as a result of our indebtedness, liabilities arising from our participation in multi-employer pension plans, the effect of changes in the method of determining the London Interbank Offered Rate (“LIBOR”) or the replacement thereto, risks associated with our international operations, the impact of changes to U.S. tariff and import and export regulations, fluctuations in commodity markets related to our business, a change in NRC’s classification as an Oil Spill Removal Organization, cyber security threats, unanticipated changes in tax rules and regulations, loss of key personnel, a deterioration in our labor relations or labor disputes, our reliance on third-party contractors to provide emergency response services, our access to insurance, surety bonds and other financial assurances, our litigation risk not covered by insurance, the replacement of non-recurring event projects, our ability to permit and contract for timely construction of new or expanded disposal space, renewals of our operating permits or lease agreements with regulatory bodies, our access to cost-effective transportation services, lawsuits, our implementation of new technologies, fluctuations in foreign currency markets and foreign affairs, our integration of acquired businesses, our ability to pay dividends or repurchase stock, anti-takeover regulations, stock market volatility, the failure of the warrants to be in the money or their expiration worthless and risks related to our compliance with maritime regulations (including the Jones Act).

Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission (the “SEC”), we are under no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on our forward looking statements. Although we believe that the expectations reflected in forward looking statements are reasonable, we cannot guarantee future results or performance. Before you invest in our common stock, you should be aware that the occurrence of the events described in the “Risk Factors” section in this report could harm our business, prospects, operating results and financial condition.

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue
Environmental Services	$125,719	$108,050	$453,107	$400,678
Field & Industrial Services	105,549	49,491	232,402	165,250

Total	231,268	157,541	685,509	565,928

Gross profit
Environmental Services	50,828	39,194	174,827	147,475
Field & Industrial Services	17,642	6,481	35,007	22,619

Total	68,470	45,675	209,834	170,094

Selling, general & administrative expenses
Environmental Services	7,923	5,616	19,671	22,542
Field & Industrial Services	12,895	3,272	23,774	10,742
Corporate	42,622	16,415	97,678	59,056

Total	63,440	25,303	141,123	92,340

Goodwill and intangible asset impairment charges
Environmental Services	-	-	-	3,666

Operating income	5,030	20,372	68,711	74,088

Other income (expense):
Interest income	38	118	605	215
Interest expense	(7,730)	(3,348)	(19,239)	(12,130)
Foreign currency gain (loss)	(120)	511	(733)	55
Other	113	137	455	2,630

Total other expense	(7,699)	(2,582)	(18,912)	(9,230)

Income (loss) before income taxes	(2,669)	17,790	49,799	64,858
Income tax expense	795	4,085	16,659	15,263

Net income (loss)	$(3,464)	$13,705	$33,140	$49,595

Earnings (loss) per share:
Basic	$(0.12)	$0.64	$1.41	$2.27
Diluted	$(0.12)	$0.62	$1.40	$2.25

Shares used in earnings (loss)
per share calculation:
Basic	27,916	21,957	23,521	21,888
Diluted	27,916	22,109	23,749	22,047

Dividends paid per share	$0.18	$0.18	$0.72	$0.72

US ECOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31, 2019	December 31, 2018
Assets

Current Assets:
Cash and cash equivalents	$41,281	$31,969
Receivables, net	255,310	144,690
Prepaid expenses and other current assets	25,136	10,938
Income tax receivable	11,244	7,071
Total current assets	332,971	194,668

Property and equipment, net	478,768	258,443
Operating lease assets	57,396	-
Restricted cash and investments	5,069	4,941
Intangible assets, net	574,902	279,666
Goodwill	766,980	207,177
Other assets	15,158	3,003
Total assets	$2,231,244	$947,898

Liabilities and Stockholders’ Equity

Current Liabilities:
Accounts payable	$46,906	$17,754
Deferred revenue	14,788	10,451
Accrued liabilities	65,869	35,524
Accrued salaries and benefits	29,653	16,732
Income tax payable	726	505
Current portion of long-term debt	3,359	-
Current portion of closure and post-closure obligations	2,152	2,266
Current portion of operating lease liabilities	17,317	-
Total current liabilities	180,770	83,232

Long-term debt	765,842	364,000
Long-term closure and post-closure obligations	84,231	76,097
Long-term operating lease liabilities	39,954	-
Other long-term liabilities	20,722	2,146
Deferred income taxes, net	128,345	63,206
Total liabilities	1,219,864	588,681

Commitments and contingencies

Stockholders’ Equity

Common stock	315	220
Additional paid-in capital	816,345	183,834
Retained earnings	206,574	189,324
Treasury stock	-	(370)
Accumulated other comprehensive loss	(11,854)	(13,791)
Total stockholders’ equity	1,011,380	359,217
Total liabilities and stockholders’ equity	$2,231,244	$947,898

US ECOLOGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the Year Ended December 31,
	2019	2018
Cash Flows From Operating Activities:
Net income	$33,140	$49,595
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	41,423	29,207
Amortization of intangible assets	15,491	9,645
Accretion of closure and post-closure obligations	4,388	3,707
Property and equipment impairment charges	25	-
Goodwill and intangible asset impairment charges	-	3,666
Unrealized foreign currency (gain) loss	(666)	1,211
Deferred income taxes	6,601	5,906
Share-based compensation expense	5,544	4,366
Share-based payment of business development and integration expenses	3,717	-
Unrecognized tax benefits	(238)	485
Net loss on disposition of assets	426	370
Gain on insurance proceeds from damaged property and equipment	(12,366)	(347)
Change in fair value of contingent consideration	349	-
Amortization of debt discount	27	-
Amortization of debt issuance costs	1,007	810
Changes in assets and liabilities (net of effects of business acquisition):
Receivables	(9,357)	(32,301)
Income tax receivable	(4,163)	(7,072)
Other assets	(2,163)	(1,187)
Accounts payable and accrued liabilities	(10,706)	14,301
Deferred revenue	967	2,059
Accrued salaries and benefits	8,326	2,476
Income tax payable	(244)	(3,512)
Closure and post-closure obligations	(1,912)	(1,900)
Net cash provided by operating activities	79,616	81,485

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	(399,599)	(108,382)
Purchases of property and equipment	(58,100)	(40,757)
Insurance proceeds from damaged property and equipment	12,714	-
Minority interest investment	(7,870)	-
Proceeds from sale of property and equipment	1,182	493
Payment of acquired contingent consideration liabilities	(4,000)	-
Purchases of restricted investments	(1,197)	(1,023)
Proceeds from sale of restricted investments	1,145	910
Net cash used in investing activities	(455,725)	(148,759)

Cash Flows From Financing Activities:
Proceeds from long-term debt	491,875	87,000
Payments on long-term debt	(80,000)	-
Payments on short-term borrowings	(77,997)	-
Proceeds from short-term borrowings	77,997	-
Dividends paid	(15,890)	(15,804)
Deferred financing costs paid	(9,416)	-
Payment of equipment financing obligations	(1,539)	(448)
Proceeds from exercise of stock options	319	2,427
Other	(915)	(314)
Net cash provided by financing activities	384,434	72,861

Effect of foreign exchange rate changes on cash	1,062	(1,633)

Increase in cash and cash equivalents and restricted cash	9,387	3,954

Cash and cash equivalents and restricted cash at beginning of period	32,753	28,799

Cash and cash equivalents and restricted cash at end of period	$42,140	$32,753

EXHIBIT A
Non-GAAP Results and Reconciliations

US Ecology reports adjusted EBITDA, adjusted earnings per diluted share results and adjusted free cash flow, which are non-GAAP financial measures, as a complement to results provided in accordance with generally accepted accounting principles in the United States (“GAAP”) and believes that such information provides analysts, stockholders, and other users information to better understand the Company’s operating performance. Because adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow are not measurements determined in accordance with GAAP and are thus susceptible to varying calculations they may not be comparable to similar measures used by other companies. Items excluded from adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow are significant components in understanding and assessing financial performance.

Adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Adjusted EBITDA, adjusted earnings per diluted share and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or a substitute for analyzing our results as reported under GAAP. Some of the limitations are:

  Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
  Adjusted EBITDA does not reflect our interest expense, or the requirements necessary to service interest or principal payments on our debt;
  Adjusted EBITDA does not reflect our income tax expenses or the cash requirements to pay our taxes;
  Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
  Although depreciation and amortization charges are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect cash requirements for such replacements;
  Adjusted EBITDA does not reflect our business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted earnings per diluted share does not reflect property insurance recoveries;
  Adjusted free cash flow does not reflect business development and integration expenses, which may vary significantly quarter to quarter;
  Adjusted free cash flow does not reflect capital expenditures associated with the rebuild of our Grand View, Idaho facility which are expected to be recovered through insurance proceeds;
  Adjusted free cash flow does not reflect capital expenditures associated with synergy driven initiatives; and
  Adjusted free cash flow does not reflect capital expenditures associated with discretionary growth projects.

Adjusted EBITDA

The Company defines adjusted EBITDA as net income before interest expense, interest income, income tax expense/benefit, depreciation, amortization, share-based compensation, accretion of closure and post-closure liabilities, foreign currency gain/loss, non-cash impairment charges, property insurance recoveries, business development and integration expenses and other income/expense.

The following reconciliation itemizes the differences between reported net income and adjusted EBITDA for the three months and year ended December 31, 2019 and 2018:

(in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net Income	$(3,464)	$13,705	$33,140	$49,595
Income tax expense	795	4,085	16,659	15,263
Interest expense	7,730	3,348	19,239	12,130
Interest income	(38)	(118)	(605)	(215)
Foreign currency loss (gain)	120	(511)	733	(55)
Other income	(113)	(137)	(455)	(2,630)
Property and equipment impairment charges	-	-	25	-
Goodwill and intangible asset impairment charges	-	-	-	3,666
Depreciation and amortization of plant and equipment	14,767	8,216	41,423	29,207
Amortization of intangible assets	6,891	2,720	15,491	9,645
Share-based compensation	1,831	1,094	5,544	4,366
Accretion and non-cash adjustments of closure & post-closure obligations	991	465	4,388	3,707
Property insurance recoveries	(2,715)	(347)	(12,366)	(347)
Business development and integration expenses(1)	19,454	530	26,150	748
Adjusted EBITDA	$46,249	$33,050	$149,366	$125,080

(1) In the fourth quarter of 2019, the Company modified the calculation of adjusted EBITDA to adjust for business development and integration expenses.  In previous quarters, adjusted EBITDA did not adjust for business development and integration expense and the Company disclosed pro forma adjusted EBITDA which did adjust for business development and integration expenses.  The calculation of adjusted EBITDA has been updated for all periods presented to adjust for business development and integration expenses, resulting in a $530,000 increase in adjusted EBITDA from what was previously reported for the three months ended December 31, 2018 and an increase of $748,000 in adjusted EBITDA from what was previously reported for the year ended December 31, 2018.

Adjusted Earnings Per Diluted Share

The Company defines adjusted earnings per diluted share as net income adjusted for the after-tax impact of the non-cash impairment charges, the after-tax impact of the gain on the issuance of a property easement, the impact of discrete income tax adjustments, the after-tax impact of property insurance recoveries, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses, divided by the number of diluted shares used in the earnings per share calculation.

Impairment charges excluded from the earnings per diluted share calculation are related to the Company’s assessment of goodwill and intangible assets associated with its mobile recycling business in 2019 and airport recovery business in 2018. The property easement gain relates to the issuance of an easement on a small portion of owned land at an operating facility which should not hinder our future use. The discrete income tax adjustments relate to the implementation of tax planning strategies that resulted in one-time favorable adjustments to prior year income tax returns. Business development costs relate to expenses incurred to evaluate businesses for potential acquisition or costs related to closing and integrating successfully acquired businesses and transaction expenses. The foreign currency translation gains or losses excluded from the earnings per diluted share calculation are related to intercompany loans between our Canadian subsidiaries and the U.S. parent which have been established as part of our tax and treasury management strategy. These intercompany loans are payable in Canadian dollars (“CAD”) requiring us to revalue the outstanding loan balance through our consolidated income statement based on the CAD/United States currency movements from period to period.

We believe excluding the non-cash impairment charges, the discrete income tax adjustments, the gain on issuance of a property easement, the after-tax impact of business development costs, and non-cash foreign currency translation gains or losses provides meaningful information to investors regarding the operational and financial performance of the Company.

The following reconciliation itemizes the differences between reported net income and earnings per diluted share to adjusted net income and adjusted earnings per diluted share for the three months and year ended December 31, 2019 and 2018:

(in thousands, except per share data)	Three Months Ended December 31,
	2019				2018
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$(2,669)	$(795)	$(3,464)	$(0.12)	$17,790	$(4,085)	$13,705	$0.62

Adjustments:
Plus: Business development and integration expenses	19,454	(3,576)	15,878	0.57	530	(143)	387	0.02
Less: Property insurance recoveries	(2,715)	733	(1,982)	(0.07)	-	-	-	-
Less: Discrete income tax adjustments	-	-	-	-	-	(442)	(442)	(0.02)
Foreign currency loss (gain) (2)	120	(32)	88	-	(511)	117	(394)	(0.02)

As Adjusted	$14,190	$(3,670)	$10,520	$0.38	$17,809	$(4,553)	$13,256	$0.60

Shares used in earnings per diluted share calculation			27,916				22,109

(in thousands, except per share data)	Year Ended December 31,
	2019				2018
	Income before income taxes	Income tax expense	Net income	per share	Income before income taxes	Income tax expense	Net income	per share
As Reported	$49,799	$(16,659)	$33,140	$1.40	$64,858	$(15,263)	$49,595	$2.25

Adjustments:
Less: Property insurance recoveries	(12,366)	3,339	(9,027)	(0.38)	-	-	-	-
Plus: Business development and integration expenses	26,150	(4,192)	21,958	0.92	748	(202)	546	0.03
Plus: Property and equipment impairment charges	25	-	25	-	-	-	-	-
Plus: Goodwill and intangible asset impairment charges	-	-	-	-	3,666	-	3,666	0.17
Less: TX land easement gain	-	-	-	-	(1,990)	512	(1,478)	(0.07)
Less: Discrete income tax adjustments	-	-	-	-	-	(2,146)	(2,146)	(0.10)
Foreign currency loss (gain) (2)	733	(198)	535	0.02	(55)	13	(42)	(0.01)

As Adjusted	$64,341	$(17,710)	$46,631	$1.96	$67,227	$(17,086)	$50,141	$2.27

Shares used in earnings per diluted share calculation			23,749				22,047

(2) In the first quarter of 2019, the Company conformed the amount of the foreign currency gains or losses included in the calculation of adjusted earnings per diluted share with the amount of the foreign currency gains or losses included in the calculation of adjusted EBITDA.  In previous quarters, only non-cash translation gains or losses were included in the calculation of adjusted earnings per diluted share while total foreign currency gains or losses were included in the calculation of adjusted EBITDA.  The calculation of adjusted earnings per diluted share has been updated for all periods presented to include total foreign currency losses, resulting in a $0.05 decrease in adjusted earnings per diluted share from what was previously reported for the three months ended December 31, 2018 and  a $0.05 decrease in adjusted earnings per diluted share from what was previously reported for the year ended December 31, 2018.

Adjusted Free Cash Flow

The Company defines adjusted free cash flow as net cash provided by operating activities less purchases of property plant and equipment, plus business development and integration expenses, plus purchases of property and equipment for the Grand View, Idaho facility rebuild, plus synergy related capital expenditures, plus proceeds from sale of property and equipment.

The following reconciliation itemizes the differences between reported net cash from operating activities to adjusted free cash flow for the year ended December 31, 2019 and 2018 and for our guidance range for the year ended December 31, 2020:

	Year Ended December 31,
(in thousands)	2019	2018
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$79,616	$81,485
Less: Purchases of property and equipment	(58,100)	(40,757)
Plus: Business development and integration expenses, net of tax	21,958	546
Plus: Purchases of property and equipment for the Idaho facility rebuild	2,796	-
Plus: Proceeds from sale of property and equipment	1,182	493

Adjusted Free Cash Flow	$47,452	$41,767

	Year Ended December 31, 2020
(in thousands)	Low End of Guidance	High End of Guidance
Adjusted Free Cash Flow Reconciliation
Net cash provided by operating activities	$155,000	$175,000
Less: Purchases of property and equipment	(95,000)	(90,000)
Plus: Business development and integration expenses, net of tax	4,050	4,050
Plus: Purchases of property and equipment for the Idaho facility rebuild	7,400	7,400
Plus: Synergy related capital expenditures	9,500	9,500

Adjusted Free Cash Flow	$80,950	$105,950

Contact: Alison Ziegler, Darrow Associates (201)220-2678
aziegler@darrowir.com  www.usecology.com